Exhibit 99.1
Mobile Mini, Inc. Launches Tender Offer for Any and All Outstanding 9.5% Senior Notes Due 2013
TEMPE, Ariz.—(BUSINESS WIRE)—Mobile Mini, Inc. (NASDAQ GS: MINI) today announced that it has commenced an offer to purchase and consent solicitation for any and all of its outstanding 9.5% Senior Notes due 2013 (the “Notes”) (CUSIP No. 60740F AE 5). The notes have a principal amount outstanding of $97.5 million.
The offer to purchase will expire at 11:59 p.m. Eastern Daylight Time (EDT) on May 4, 2007, unless extended (the “Expiration Date”). The consent solicitation will expire at 5:00 p.m. Eastern Daylight Time (EDT) on April 20, 2007, unless extended (the “Consent Date”). Holders may withdraw their tendered notes and related consents prior to 5:00 p.m. EDT on April 20, 2007.
The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 9, 2007, and a related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offer and consent solicitation. Holders tendering their notes will be deemed to have delivered their consent to certain proposed amendments to the notes and the indenture governing the notes, which will eliminate among other things substantially all of the restrictive covenants and certain events of default in the indenture.
The “Total Consideration” to be paid for each $1,000 of principal amount Notes validly tendered and accepted for purchase, subject to the terms and conditions of the tender offer and consent solicitation, will be paid in cash and will be based on a fixed spread pricing formula. The total consideration will be determined on April 20, 2007 based upon a fixed spread of 50 basis points over the yield on the 5.125% U.S. Treasury Note due June 30, 2008. The total consideration includes a consent payment equal to $30.00 per $1,000 in principal amount of Notes (the “Consent Payment”). The detailed methodology for calculating the total consideration for Notes is outlined in the Offer to Purchase and Consent Solicitation Statement dated April 9, 2007.
Holders who validly tender their Notes by the Consent Date will be eligible to receive the Total Consideration. Holders who validly tender their Notes after the Consent Date, but on or prior to the Expiration Date, will be eligible to receive the Total Consideration less the Consent Payment. In either case, all Holders who validly tender their Notes will receive accrued but unpaid interest up to but not including the date of settlement.
The proposed amendments to the indenture governing the notes would eliminate most of the indenture’s restrictive covenants and certain events of default and would amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the notes outstanding. Holders who tender their notes will be deemed to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their notes in the tender offer.
There are a number of conditions, including a majority of the principal amount of notes outstanding being tendered on or prior to the Consent Date, the availability of sufficient funds to be raised from the offer and sale of newly issued notes, and the execution of a supplemental indenture on or prior to the initial acceptance date implementing the proposed amendments.
Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation and questions may be directed to Deutsche Bank Securities Inc., 60 Wall Street, New York, New York 10005, Attn: Alexandra Barth at (212) 250-5655 (collect). MacKenzie Partners, Inc. will serve as the information agent for the offer to purchase and the consent solicitation and can be contacted at (212) 929-5500 or (800) 322-2885. Copies of the Offer to Purchase and Consent Solicitation Statement may be obtained from the Information Agent.
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement distributed to the holders of the notes.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 158,000 portable storage units and portable offices with 63 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P SmallCap Index.
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Mobile Mini, Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Mobile Mini, Inc.’s most recent report on Form 10-K and Mobile Mini’s other documents on file with the Securities and Exchange Commission. Mobile Mini, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact:
Mobile Mini, Inc.
Larry Trachtenberg, 480-894-6311
Executive VP & Chief Financial Officer
www.mobilemini.com
or
Investor Relations Counsel:
The Equity Group Inc.
Linda Latman, 212-836-9609
Lena Cati, 212-836-9611
www.theequitygroup.com

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